Exhibit 11 (a)
IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES
EXHIBIT 11(a) - COMPUTATION OF EARNINGS PER
SHARE



Year Ended December 31,      1998       1997       1996
(In thousands except per
share amounts)


AVERAGE NUMBER OF SHARES      21,732     22,326     22,716
OUTSTANDING

NET INCOME                   $30,503    $24,444    $22,428

BASIC EARNINGS PER SHARE     $  1.40    $  1.09    $  0.99
(Note 2)




DILUTED SHARES
OUTSTANDING:
  Average number of           21,732     22,326     22,716
shares outstanding
  Assumed exercise of            407        396        314
stock options (Note 1)
  Total shares (Note 2)       22,139     22,722     23,030


NET INCOME                   $30,503    $24,444    $22,428

DILUTED EARNINGS PER         $  1.38    $  1.08    $  0.97
SHARE (Note 2)

(1) The dilutive effect of stock options is based on the Treasury Stock method.

(2) Adjusted for the two-for-one stock splits effective May 27, 1998 and December 30, 1996. Previously reported per share data have been adjusted to reflect these splits.